Exhibit 3.3

CERTIFICATE OF FORMATION

OF

ENTERGY ARKANSAS RESTORATION FUNDING, LLC

This Certificate of Formation of Entergy Arkansas Restoration Funding, LLC (the “Company”), dated June 17, 2010 is being duly executed and filed by Entergy Arkansas, Inc., an Arkansas corporation, as an authorized person, to form a limited liability company under the Delaware Limited Liability Company Act (6 Del.C. §18-101, et seq.).

FIRST.            The name of the limited liability company formed hereby is Entergy Arkansas Restoration Funding, LLC.

SECOND.       The address of the registered office of the Company in the State of Delaware is: c/o The Corporation Trust Company, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.

THIRD.          The name and address of the registered agent for service of process on the Company in the State of Delaware are: The Corporation Trust Company, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.

FOURTH.      This Certificate of Formation shall be effective upon filing.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation as of the date first written above.

ENTERGY ARKANSAS, INC.
as an authorized person

By:/s/ Hugh T. McDonald
      Name: Hugh T. McDonald
      Title:  President and Chief Executive Officer